Exhibit 99.1

For more information contact:

Roger E. Gower, President/C.E.O.

(651) 697-4000

Michelle Sprunck, Investor Relations

(651) 697-4026

MCT REPORTS SALES UP 17% IN SECOND QUARTER

St. Paul, Minnesota. (August 8, 2007) – Micro Component Technology, Inc. (OTC Bulletin Board: MCTI) today reported results for its second quarter ended June 30, 2007.  Net sales for the second quarter of 2007, at $4.0 million, increased 17% over the first quarter of 2007; net sales were also up 8% from the second quarter of 2006.  Net loss was $280,000, or $0.01 per share in the second quarter of 2007, compared to a net loss of $159,000 in the first quarter of 2007 and a net profit of $7,000 in the second quarter of 2006.

MCT’s Chairman and Chief Executive Officer, Roger E. Gower, commented, “Our bookings in the first and second quarter of 2007 were clearly reflected in our sales increase of 17% over the first quarter of 2007.  It should be noted that the second quarter results included non-cash expense of $270,000 for amortization of warrant discounts associated with the refinancing of our loan agreements, as well as a $137,000 charge related to the restructuring of our manufacturing operation in Malaysia.  EBITDA continued positive in the second quarter of 2007 at over $350,000 and our previously announced change in our manufacturing organization was successfully completed and will support continued improvement in our cost structure,” concluded Gower.

MCT is a leading manufacturer of test handling and automation solutions satisfying the complete range of handling requirements of the global semiconductor industry.  MCT has recently introduced several new products under its Smart Solutions™ line of automation products, including Tapestry®, SmartMark™, SmartSort™, and SmartTrakTM, which are designed to automate the back-end of the semiconductor manufacturing process.  MCT believes it has the largest installed IC test handler base of any manufacturer, with over 11,000 units worldwide.  MCT is headquartered in St. Paul, Minnesota, with its core manufacturing operation in Penang, Malaysia.  MCT is traded on the OTC Bulletin Board under the symbol MCTI.

MCT, Inc. (Second Quarter 2007) - Page Two

For more information on the Company, visit its web site at http://www.mct.com

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, the impact on cash and results of operations from a flattening or renewed downturn in the semiconductor capital equipment market, the need for additional financing, and the other factors detailed from time to time in the Company’s SEC reports, including but not limited to the discussion in the Risk Factors and Management’s Discussion  &  Analysis included in Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarter ended March 31, 2007.

# # #

MCT, Inc. (Second Quarter 2007) - Page Three

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three months ended		Six months ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006

Net sales	$3,960	$3,676	$7,337	$6,051
Cost of sales	1,875	1,619	3,479	2,799

Gross profit	2,085	2,057	3,858	3,252
Gross margin	52.7%	56.0%	52.6%	53.7%

Selling, general and administrative	1,121	1,038	2,226	1,985
Research and development cost	484	525	984	1,043
Restructuring charge	137	0	137	0
Total operating expenses	1,742	1,563	3,347	3,028

Operating income (loss)	343	494	511	224

Interest	(287)	(317)	(558)	(593)
Amortization of Warrant Discounts and other	(336)	(170)	(392)	(707)

Net income (loss)	$(280)	$7	$(439)	$(1,076)

Net income (loss) per share:
Basic	$(0.01)	$0.00	$(0.01)	$(0.04)
Diluted	$(0.01)	$0.00	$(0.01)	$(0.04)

Weighted average shares outstanding:
Basic	36,665	27,490	36,665	27,357
Diluted	36,665	27,490	36,665	27,357

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	June 30,	Dec. 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$435	$200
Accounts receivable, net	2,755	2,816
Inventories, net	3,138	2,016
Other current assets	158	169
Total current assets	6,486	5,201

Property, net	95	91

Debt issue costs and other, net	272	264

Total assets	$6,853	$5,556

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$1,312	$440
Bank line of credit	3,930	3,906
Accrued liabilities	1,373	1,291
Current portions of long-term obligations	2,069	228
Total current liabilities	8,684	5,865

Long-term debt	3,295	5,506

Total stockholders’ deficit	(5,126)	(5,815)

Total liabilities and stockholders’ deficit	$6,853	$5,556